Exhibit 5.1

June 15, 2021

Convey Holding Parent, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Convey Holding Parent, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the 5,690,664 shares of the Company’s common stock, par value $0.01 per share, the 9,250,000 shares of the Company’s common stock, par value $0.01 per share, and the 1,500,000 shares of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”), issuable pursuant to the Cannes Holding Parent, Inc. 2019 Equity Incentive Plan, the Convey Holding Parent, Inc. 2021 Omnibus Incentive Compensation Plan and the Convey Holding Parent, Inc. 2021 Employee Stock Purchase Plan, respectively (collectively, the “Stock Plans”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; (c) certain resolutions adopted by the Board of Directors of the Company; and (d) the Stock Plans.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of opinion that the Shares when, and if, issued pursuant to the terms of the Stock Plans will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “General Corporation Law of the State of Delaware” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

Convey Holding Parent, Inc.

100 SE 3rd Avenue, 26th Floor

Fort Lauderdale, Florida 33394